Exhibit 99.2

For Immediate Release

WHEELING-PITTSBURGH STEEL CORPORATION FILES NATIONAL

LABOR RELATIONS CHARGE AGAINST STEELWORKERS

WHEELING, WV, June 11, 2008 – Esmark Incorporated (NASDAQ: ESMK) (the “Company”), announced today that its subsidiary Wheeling-Pittsburgh Steel Corporation has filed a charge under the National Labor Relations Act (“NLRA”) against the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Services Workers International Union (the “USW”) alleging multiple violations of federal labor law in connection with the USW’s repeated claims that they can, and their attempts to, block the proposed acquisition of the Company by Essar Steel Holdings Limited (“Essar”).

The charge, filed with the National Labor Relations Board, details the alleged violations. The charge identifies specific public and private statements made on behalf of the USW by high ranking USW officials stating that: (1) the USW will not deal with Essar or enter into an agreement with Essar; (2) the USW has the right to veto any proposed transaction between the Company and Essar under the successorship provision of its collective bargaining agreement; and (3) that the Company must cease any proposed transaction with Essar because the USW supports the purchase of the Company by OAO Severstal, a Russian steelmaker. The Company believes that these and other actions violate the NLRA which governs issues between unions and employers.

The NLRA charge comes after Essar stated in a letter to the USW that it was prepared to recognize the USW as the employees’ bargaining representative and assume the collective bargaining agreement the USW has in place as well as negotiate a new collective bargaining agreement on an expedited basis if the USW so desired.

Esmark President Craig Bouchard stated: “The collective bargaining agreement with the USW has provisions designed to protect employees by requiring a purchaser to recognize the USW and assume their labor agreement under certain circumstances. We have always supported that protection for our employees. The USW seeks to turn what was intended as a shield of employee protection into a sword to veto business transactions that lie within the proper province of the board of directors and shareholders of the Company. The USW’s unlawful conduct is particularly troubling given Essar’s commitment to protect employees by assuming the existing contract, and their commitment to invest over $500 million dollars in the Ohio Valley. The Company does not believe that the successorship provisions of the collective bargaining agreement apply to the proposed Essar transaction, and specifically the provisions do not apply to Essar’s proposed purchase of shares through a tender offer. The USW’s actions constitute labor law violations that stand in the way of maximizing shareholder value. The Company looks forward to a prompt resolution of this matter.”

Forward-Looking Statements Cautionary Language

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to statements related to the USW’s alleged violations of federal law, Wheeling-Pittsburgh’s collective bargaining agreement with the USW, the applicability of the USW’s successorship clause as well as the proposed merger transaction with the Company and an affiliate of Essar Steel Holdings Limited. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties, include, but are not limited to, (i) uncertainties regarding the outcome of the charge filed by the Company with the NLRA as well as the USW’s defense of such charge; (ii) the risk of a prolonged labor dispute with the USW or effects on the Company’s upcoming negotiation of new collective bargaining agreement; (iii) uncertainties regarding the effects on the proposed merger between the Company and an affiliate of Essar Steel Holdings Limited; (iv) uncertainties regarding the applicability of the USW’s successorship clause; and (v) certain other risks identified in section “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While the Company may elect to update forward-looking statements from time to time, the company specifically disclaims any obligation to do so.

About Esmark Incorporated

Esmark Incorporated is a vertically integrated steel producer and distributor, combining steel production capabilities through both blast furnace and electric arc furnace technologies with the just-in-time delivery of value-added steel products to a broad customer base concentrated in the Ohio Valley and Midwest regions. Currently headquartered in Wheeling, WV, the Company is a producer of carbon flat-rolled products for the construction, container, appliance, converter/processor, steel service center, automotive and other markets. The Company’s products include various sheet products such as hot rolled, cold rolled, hot dipped galvanized, electro-galvanized, black plate and electrolytic tinplate. More information about Esmark can be found at www.esmark.com.

Media Contacts: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com; Bill Keegan, Edelman, 312.927.8424 (mobile), bill.keegan@edelman.com

Investor Relations Contact: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com

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Important Information

This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. In the event Essar and the Company enter into a definitive merger agreement and following the commencement of the offer contemplated thereby, the Company will file a solicitation/recommendation statement with respect to the offer. Once filed, Company stockholders should read these materials carefully prior to making any decisions with respect to the offer because they will contain important information, including the terms and conditions to the offer.